Exhibit 10.12.2

Execution Copy

First Amendment to Combination Agreement

entered into by

F5 Finishes, Inc.,

David Triepke and Michelle Triepke

and

Universal Metro, Inc.

February 6, 2020

First Amendment to

Combination Agreement

This First Amendment to Combination Agreement (this “First Amendment”) is entered into as of February 6, 2020, by and among F5 Finishes, Inc. (“F5 Finishes”), David Triepke and Michelle Triepke (as joint owners of all of the issued and outstanding Shares, together referred to as “Shareholder”), and Universal Metro, Inc., a California corporation (the “Company”).

Background:

A. On September 16, 2019, F5 Finishes entered into combination agreements for the combination of several companies (the “Combining Companies”) engaged in the business of selling, installing and maintaining flooring for commercial enterprises (the “Business”), in exchange for cash and shares of F5 Finishes common stock (the “Consideration”). The Company is one of the Combining Companies and entered that certain Combination Agreement between F5 Finishes and the Company dated as of September 16, 2019 (the “Company’s Combination Agreement”)

B. The Company, and each of the other Combining Companies, and F5 Finishes now desire to amend the combination agreements to make certain changes to the Combination Agreements.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

1. Definitions

Capitalized terms used, but not defined, in this First Amendment (including in the Background) are defined in the Company’s Combination Agreement.

2. Amendments

(a) Section 2.1(a)(3) shall be deleted in its entirety and replaced with the following:

“The Base Consideration shall consist of F5 Finishes Stock (the “Equity Consideration”). With respect to the Equity Consideration, Shareholder shall receive shares of F5 Finishes Stock determined by adding (i) the number of shares equal to seventy-five percent (75%) of the Base Consideration divided by 10 (the “Base Shares”), plus (ii) the number of shares equal to twenty-five percent (25%) of the Base Consideration divided by the IPO Share Price. In the event that the actual per share price of the F5 Finishes Stock is less than Nine Dollars ($9.00) per share, in addition to that aggregate number of shares of the F5 Finishes Stock described in the previous sentence, Shareholder shall receive a convertible, subordinated promissory note substantially in the form as set forth in Exhibit A (the “IPO Note”) with the principal amount equal to the Price Differential multiplied by the number of Base Shares Shareholder is entitled to as a portion of Equity Consideration as described in this paragraph. “Price Differential” shall mean the difference between (i) Nine Dollars ($9.00) per share and (ii) the greater of (x) Seven Dollars ($7.00) per share and (y) the actual IPO Share Price of the F5 Finishes Stock.”

(b) Section 2.1(a)(4) shall be deleted in its entirety and replaced with the following:

“(4) (i) At Closing, F5 Finishes shall pay to Shareholder in cash, fifty percent (50%) of the Retained Earnings Distribution (the “Cash Consideration”) (subject to adjustment as set forth in this Agreement). Within three (3) Business Days after Closing (but in force and effect as of Closing), F5 Finishes shall deliver to Shareholder a subordinated promissory note, substantially in the form as set forth as Exhibit B (the “RE Note”), payable to Shareholder in the principal amount of fifty percent (50%) of the Retained Earnings Distribution.

(ii) Shareholder shall be entitled to the payment of any Closing Date Working Capital Surplus or any Final Working Capital Surplus if and only to the extent that such Closing Date Working Capital Surplus or Final Working Capital Surplus exceeds the aggregate amount of the Retained Earnings Distribution. For the avoidance of doubt, the Cash Consideration shall be reduced by the amount of the Closing Date Working Capital Deficit or the Final Working Capital Deficit, if any.

(iii) The Cash Consideration shall be adjusted in accordance with Sections 2.1(a)(4)(ii) above, 2.2 and 2.4.”

(c) Section 8.1(k) shall be deleted in its entirety and replaced with the following:

“(k) the actual IPO Share Price of F5 Finishes Stock is at least Five Dollars ($5.00) per share;”

(d) Section 8.2(f) shall be deleted in its entirety and replaced with the following:

“(f) the actual IPO Share Price of F5 Finishes Stock is at least Five Dollars ($5.00) per share;”

3. Annex I - Definitions

(a) The following definitions shall be deleted in their entirety from Annex I – Definitions attached to the Company Combination Agreement.

“Baseline IPO Share Price is defined in Section 2.1(a)(3)(ii).”

“IPO Valuation is defined in Section 2.1(a)(3)(ii).”

(b) The following definition shall be added, alphabetically, to the definitions set forth in Annex I – Definitions attached to the Company Combination Agreement.

“Base Shares is defined in Section 2.1(a)(3).”

(c) The definition of Cash Consideration shall be deleted in its entirety from Annex I – Definitions attached to the Company Combination Agreement and replaced with the following:

“Cash Consideration is defined in Section 2.1(a)(4)(i).”

4. No Further Modification.

Except as specifically modified or amended by this First Amendment, all other terms and provisions of the Company Combination Agreement and all Exhibits and Annexes thereto are incorporated by reference in this First Amendment and in all respects continue in full force and effect.

5. Counterparts

This First Amendment may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

6. Governing Law

This First Amendment shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other state) that would cause the laws of any state other than the State of Delaware to govern this First Amendment.

7. Binding Effect

This First Amendment shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives, successors and permitted assigns.

[Signature Pages to Follow]

In witness, the Parties have executed this First Amendment.

F5 Finishes, Inc.

By	/s/ Steven P. Colmar
Steven P. Colmar, Chief Executive Officer

Universal Metro, Inc.

/s/ David Triepke
David Triepke, President

/s/ David Triepke
David Triepke

/s/ Michelle Triepke
Michelle Triepke

First Amendment to DSB Combination Agreement Signature Page